                       SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D. C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): January 3, 1997
                              (November 1, 1996)



                        AQUILA GAS PIPELINE CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



          DELAWARE                        1-12426               47-0731171
---------------------------------     --------------      ---------------------
(State or other jurisdiction of        Commission         (I.R.S. Employer
incorporation or organization)         File Number        Identification Number)



100 N.E. LOOP 410, SUITE 1000, SAN ANTONIO, TEXAS                   78216-4754
-------------------------------------------------                  ------------
   (Address of principal executive offices)                         (Zip Code)



       Registrant's Telephone Number, including area code: (210) 342-0685


                                 Not applicable
 ------------------------------------------------------------------------------
            (Former name, former address and former fiscal year, if
                          changed since last report)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

     (1) Unaudited Consolidated Financial Statements of Oasis Pipe Line Company and Subsidiary:

           Consolidated Balance Sheets as of September 30, 1996 and December
             31, 1995
           Consolidated Statements of Income for the nine-months ended
             September 30, 1996 and 1995
           Consolidated Statements of Cash Flows for the nine-months ended
             September 30, 1996 and 1995
           Note to Consolidated Financial Statements

     (2) Audited Consolidated Financial Statements of Oasis Pipe Line Company and Subsidiary:
           Independent Auditors' Report
           Consolidated Balance Sheet as of December 31, 1995
           Consolidated Statement of Income for the year ended December 31, 1995 Consolidated Statement of Cash Flows for the year ended December 31,
             1995
           Consolidated Statement of Changes in Shareholders' Equity for the
             year ended December 31, 1995
           Notes to Consolidated Financial Statements

(b)  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

           Introduction
           Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996 Unaudited Pro Forma Combined Statements of Income for the nine-months ended September 30, 1996 and the year ended December 31, 1995 Notes to Unaudited Pro Forma Combined Financial Statements

(c)  EXHIBITS

           Incorporated herein by reference to Index to Exhibit

                        AQUILA GAS PIPELINE CORPORATION


                               S I G N A T U R E




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                               AQUILA GAS PIPELINE CORPORATION





                                                       /s/    Damon C. Button
                                                    ---------------------------
Date:    January 3, 1997                       By:   Damon C. Button
                                                     Vice President, Treasurer
                                                     and Chief Financial Officer

ITEM 7(a).  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

          (1) Unaudited Consolidated Financial Statements of Oasis Pipe Line Company and Subsidiary:
                  Consolidated Balance Sheets as of September 30, 1996 and
                   December 31, 1995
                  Consolidated Statements of Income for the nine months ended
                   September 30, 1996 and 1995
                  Consolidated Statements of Cash Flows for the nine months
                   ended September 30, 1996 and 1995
                  Note to Consolidated Financial Statements

          (2) Audited Consolidated Financial Statements of Oasis Pipe Line Company and Subsidiary as of and for the year ended December 31, 1995
                  Independent Auditors' Report
                  Consolidated Balance Sheet
                  Consolidated Statement of Income
                  Consolidated Statement of Cash Flows
                  Consolidated Statement of Changes in Shareholders' Equity Notes to Consolidated Financial Statements

                     OASIS PIPE LINE COMPANY AND SUBSIDIARY

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTHS
                       ENDED SEPTEMBER 30, 1996 AND 1995

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS,
SEPTEMBER 30, 1996 AND DECEMBER 31, 1995 (IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

                                                                                           SEPTEMBER   DECEMBER
ASSETS                                                                                       1996        1995
                                                                                             ----        ----
                                                                                          (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents                                                              $   3,734    $   4,520
   Accounts receivable:
      Trade                                                                                   3,094        4,229
      Affiliates                                                                              1,257        1,772
   Materials and supplies, at lower of cost or market                                           613          604
   Other                                                                                                     209
                                                                                          ---------    ---------
                Total current assets                                                          8,698       11,334
                                                                                          ---------    ---------

PROPERTY, PLANT AND EQUIPMENT:
   Pipeline facilities                                                                      164,424      166,962
   Construction in progress                                                                   5,206        3,132
   Less accumulated depreciation and amortization                                          (123,694)    (122,158)
                                                                                          ---------    ---------
                Property, plant and equipment, net                                           45,936       47,936
                                                                                          ---------    ---------

OTHER ASSETS                                                                                    546          733
                                                                                          ---------    ---------

TOTAL                                                                                     $  55,180    $  60,003
                                                                                          =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                                      $   3,425    $   3,180
   Accounts payable:
      Trade                                                                                     563        3,082
      Affiliates                                                                                364        2,152
   Accrued taxes                                                                              1,473          848
   Environmental Reserve - current                                                              641          785
   Other                                                                                        172          398
                                                                                          ---------    ---------
                Total current liabilities                                                     6,638       10,445
                                                                                          ---------    ---------

DEFERRED INCOME TAXES                                                                        11,414       11,876

LONG-TERM DEBT                                                                                5,818        8,419

OTHER DEFERRED CREDITS                                                                        1,483        1,778

CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Common stock, $1 par value; 50,000 shares authorized and 6,667 shares outstanding              7            7
   Preference stock, $.01 par value; 5,000 shares authorized and 300 shares outstanding
   Additional paid-in capital                                                                25,432       25,432
   Retained earnings                                                                          4,388        2,046
                                                                                          ---------    ---------
                Total shareholders' equity                                                   29,827       27,485
                                                                                          ---------    ---------

TOTAL                                                                                     $  55,180    $  60,003
                                                                                          =========    =========


See note to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,
                                                ------------------------
                                                   1996          1995
                                                      (UNAUDITED)

OPERATING REVENUES:
   Gas transportation                           $   19,352    $   22,535
   Gas sales                                         1,943         2,321
   Other                                               873           305
                                                ----------    ----------

                Total operating revenues            22,168        25,161
                                                ----------    ----------

OPERATING EXPENSES:
   Operations and maintenance                        4,970         7,009
   Depreciation and amortization                     2,150         2,195
   Gas purchases                                     1,868         1,909
   Taxes, other than income                            882           974
   Administrative and general                        1,948         5,120
                                                ----------    ----------

                Total operating expenses            11,818        17,207
                                                ----------    ----------

OPERATING INCOME                                    10,350         7,954

OTHER INCOME (EXPENSES):
   Interest expense, net                              (638)         (541)
   Other, net                                          522          (159)
                                                ----------    ----------

INCOME BEFORE INCOME TAXES                          10,234         7,254

INCOME TAX EXPENSE                                   3,737         2,631
                                                ----------    ----------

NET INCOME                                      $    6,497    $    4,623
                                                ==========    ==========


See note to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                         ------------------------
                                                                           1996           1995
                                                                               (UNAUDITED)

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Net income                                                            $    6,497    $    4,623
   Reconciliation of net income to net cash provided by (used in)
      operating activities:
      Depreciation and amortization                                           2,150         2,195
      Deferred income taxes                                                    (462)         (446)
   Changes in components of working capital:
      Accounts receivable                                                     1,650          (728)
      Accrued taxes                                                             625        (5,399)
      Accounts payable and accruals                                          (4,307)         (949)
      Materials and supplies                                                     (9)           (2)
      Other, net                                                                (85)       (1,049)
                                                                         ----------    ----------

                Net cash provided by (used in) operating activities           6,059        (1,755)
                                                                         ----------    ----------

CASH FLOWS USED IN INVESTING ACTIVITIES -
   Additions to property, plant and equipment                                  (150)       (1,986)
                                                                         ----------    ----------

                Net cash used in investing activities                          (150)       (1,986)
                                                                         ----------    ----------

CASH FLOWS USED IN FINANCING ACTIVITIES:
   Payments on long-term debt                                                (2,356)       (2,133)
   Dividends paid                                                            (4,339)       (1,637)
                                                                         ----------    ----------

                Net cash used in financing activities                        (6,695)       (3,770)
                                                                         ----------    ----------

DECREASE IN CASH AND CASH EQUIVALENTS                                          (786)       (7,511)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                4,520        16,121
                                                                         ----------    ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $    3,734    $    8,610
                                                                         ==========    ==========

SUPPLEMENTAL CASH FLOW INFORMATION Cash paid for:
      Income taxes                                                       $    4,268    $    8,475
                                                                         ==========    ==========

      Interest expense, net of interest capitalized                      $      778    $    1,008
                                                                         ==========    ==========


See note to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996 (UNAUDITED)
-------------------------------------------------------------------------------


1.    GENERAL

      In the opinion of management of Oasis Pipe Line Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1996 and 1995. The results of operations for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.


                                     ******

OASIS PIPE LINE COMPANY AND SUBSIDIARY

Consolidated Financial Statements for the Year Ended
December 31, 1995 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To Oasis Pipe Line Company:

We have audited the accompanying consolidated balance sheet of Oasis Pipe Line Company and subsidiary (the "Company") as of December 31, 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oasis Pipe Line Company and subsidiary as of December 31, 1995, and the results of their operations, cash flows and changes in shareholders' equity for the year then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP


Houston, Texas
April 19, 1996

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET,
DECEMBER 31, 1995 (IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------


ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                              $   4,520
   Accounts receivable:
      Trade (net of allowance for doubtful accounts of $106)                                  4,229
      Affiliates                                                                              1,772
   Materials and supplies, at lower of cost or market                                           604
   Other                                                                                        209
                                                                                          ---------
                Total current assets                                                         11,334
                                                                                          ---------

PROPERTY, PLANT AND EQUIPMENT:
   Pipeline facilities                                                                      166,962
   Construction in progress                                                                   3,132
   Less accumulated depreciation and amortization                                          (122,158)
                                                                                          ---------
                Property, plant and equipment, net                                           47,936
                                                                                          ---------

OTHER ASSETS                                                                                    733
                                                                                          ---------

TOTAL                                                                                     $  60,003
                                                                                          =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                                      $   3,180
   Accounts payable:
      Trade                                                                                   3,082
      Affiliates                                                                              2,152
   Accrued taxes                                                                                848
   Environmental Reserve - current                                                              785
   Other                                                                                        398
                                                                                          ---------
                Total current liabilities                                                    10,445
                                                                                          ---------

DEFERRED INCOME TAXES (Note 3)                                                               11,876

LONG-TERM DEBT (Note 5)                                                                       8,419

OTHER DEFERRED CREDITS (Note 6)                                                               1,778

CONTINGENCIES  (Note 6)

SHAREHOLDERS' EQUITY (Note 4):
   Common stock, $1 par value; 50,000 shares authorized and 6,667 shares
   outstanding                                                                                    7

   Preference stock, $.01 par value; 5,000 shares authorized and 300 shares outstanding

   Additional paid-in capital                                                                25,432

   Retained earnings                                                                          2,046
                                                                                          ---------
                Total shareholders' equity                                                   27,485
                                                                                          ---------

TOTAL                                                                                     $  60,003
                                                                                          =========


See notes to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1995 (IN THOUSANDS)
------------------------------------------------------------------------------

OPERATING REVENUES:
   Gas transportation                                     $ 28,257
   Gas sales                                                 3,095
   Other                                                       520
                                                          --------

                Total operating revenues                    31,872
                                                          --------

OPERATING EXPENSES:
   Operations and maintenance                               10,224
   Depreciation and amortization                             2,849
   Gas purchases                                             2,666
   Taxes, other than income                                  1,070
   Administrative and general                                6,158
                                                          --------

                Total operating expenses                    22,967
                                                          --------

OPERATING INCOME                                             8,905

OTHER INCOME (EXPENSES):
   Interest expense, net                                      (716)
   Other, net                                                  187
                                                          --------

INCOME BEFORE INCOME TAXES                                   8,376

INCOME TAX EXPENSE (Note 3)                                  3,472
                                                          --------

NET INCOME                                                $  4,904
                                                          ========


See notes to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1995 (IN THOUSANDS)
-------------------------------------------------------------------------------

CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net income                                                                 $  4,904
   Reconciliation of net income to net cash used in operating activities:
      Depreciation and amortization                                              2,849
      Deferred income taxes                                                       (406)
   Changes in components of working capital:
      Accounts receivable                                                       (1,196)
      Accrued taxes                                                             (5,561)
      Accounts payable and accruals                                                987
      Materials and supplies                                                        93
      Other, net                                                                (2,476)
                                                                              --------

                Net cash used in operating activities                             (806)
                                                                              --------

CASH FLOWS USED IN INVESTING ACTIVITIES -
   Additions to property, plant and equipment                                   (4,912)
                                                                              --------

                Net cash used in investing activities                           (4,912)
                                                                              --------

CASH FLOWS USED IN FINANCING ACTIVITIES:
   Payments on long-term debt                                                   (2,880)
   Dividends paid                                                               (3,003)
                                                                              --------

                Net cash used in financing activities                           (5,883)
                                                                              --------

DECREASE IN CASH AND CASH EQUIVALENTS                                          (11,601)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    16,121
                                                                              --------

CASH AND CASH EQUIVALENTS, END OF YEAR                                        $  4,520
                                                                              ========

SUPPLEMENTAL CASH FLOW INFORMATION -
   Cash paid for income taxes and interest expense is as follows:
      Income taxes                                                            $  8,965
                                                                              ========

      Interest expense, net of interest capitalized                           $  1,240
                                                                              ========


See notes to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1995 (IN THOUSANDS)
-------------------------------------------------------------------------------

                                                               ADDITIONAL
                                            COMMON  PREFERENCE  PAID-IN   RETAINED
                                            STOCK     STOCK     CAPITAL   EARNINGS
BALANCE AT DECEMBER 31, 1994               $     7    $         $25,432   $

NET INCOME                                                                  4,904

DIVIDENDS DECLARED:
   Common stock                                                            (1,171)
   Preference stock                                                        (1,687)
                                           -------    --------- -------   -------

BALANCE AT DECEMBER 31, 1995               $     7    $         $25,432   $ 2,046
                                           =======    ========= =======   =======



See notes to consolidated financial statements.

OASIS PIPE LINE COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1995
------------------------------------------------------------------------------


1.    CONTROL AND OWNERSHIP OF THE COMPANY AND RELATED-PARTY TRANSACTIONS

      Oasis Pipe Line Company ("Oasis"), a Delaware corporation, is currently engaged in the operation of a gas transmission system in the state of Texas. Until June of 1995, Dow Hydrocarbons & Resources, Inc. ("DHRI") owned 45% of the voting stock and Channel Gas Supply Company ("Channel"), a wholly owned subsidiary of Tenneco, owned 30% and Houston Pipe Line Company ("HPL"), a wholly owned subsidiary of Enron, owned 25%. In June 1995 DHRI acquired HPL's shares and increased its ownership percentage to 70%.

      Intratex Gas Company ("Intratex"), a wholly owned subsidiary of HPL, was the operator of the Oasis pipeline system during 1995. Substantially all operating expenses were initially paid by Intratex and then billed to Oasis. Oasis had no field employees during 1995 and reimbursed the operator for salary expense and employee benefits for services provided. Amounts billed for these services during 1995 totaled approximately $3,142,000. Oasis was also billed for overhead based on an operating agreement with Intratex. Overhead billed during 1995 was approximately $1,535,000.

      In June 1995 Oasis entered into an agreement to settle a lawsuit by Oasis against Intratex and affiliated companies regarding Intratex's operation of Oasis and certain transactions entered into by Intratex on behalf of or relating to Oasis. Under the agreement, Oasis stock owned by HPL was acquired by DHRI and the lawsuit against HPL was dismissed. As a result of the settlement, during June 1995, Oasis took over the accounting and administrative functions which had been previously performed by Intratex. In addition, Oasis began operating the pipeline on January 1, 1996.

      During 1995 Oasis derived revenues from its shareholders and their affiliates for the transmission of natural gas. The amount of such net revenues totaled approximately $11,500,000 for the year ended December 31, 1995. Receivables are generally not collateralized. This concentration of customers may impact Oasis' overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, Oasis has not experienced significant credit losses on such receivables.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation - The consolidated financial statements include the accounts of Oasis and its wholly owned subsidiary Oasis Pipe Line Finance Company (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents - The Company considers all investments with maturities of three months or less at acquisition to be cash equivalents.

      Property, Plant and Equipment, and Depreciation - Normal maintenance and repairs of property, plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful lives of the assets are capitalized, and the assets replaced, if any, are retired. When capital assets are retired or replaced, the balance of the assets and the accumulated depreciation are removed and any gain or loss upon disposition is included in income.

      Depreciation is computed using the straight-line method of accounting over the estimated useful lives of the related assets. The annual depreciation lives range from 10 to 40 years.

      Interest expense capitalized as part of property, plant and equipment was $60,240 for the year ended December 31, 1995.

      In March 1995 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. It also requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. SFAS No. 121 will be effective for the fiscal year ending December 31, 1996. The Company is presently evaluating the impact that SFAS No. 121 will have on its financial position and results of operations.

      Environmental Expenditures - Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures which are principally for maintenance or preventative in nature are recorded when expended and are expensed or capitalized as appropriate.

      Income Taxes - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax bases of all balance sheet assets and liabilities. The deferred tax effects of these temporary differences are calculated using the tax rates currently in effect.

      Financial Instruments - The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term nature of the instruments. The fair value of the Company's long-term debt is based on current rates available for similar debt (see
      Note 5).

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.    INCOME TAXES

      Total income tax expense reflected in the consolidated statement of income consists of the following components in thousands of dollars:

       Current                                    $  3,878
       Deferred                                       (406)
                                                  --------

       Total income tax expense                   $  3,472
                                                  ========


      The total income tax expense differs from the amounts computed by applying the statutory federal income tax rates due to state income taxes.

      The components of the Company's net deferred income tax liability at December 31, 1995 in thousands of dollars are as follows:

      Deferred income tax assets                   $  1,290
      Deferred income tax liabilities               (13,166)
                                                    -------

      Net deferred income tax liabilities          $(11,876)
                                                   ========


      Deferred income tax assets consist primarily of the environmental reserve; deferred income tax liabilities consist primarily of differences in the basis of property for book and tax purposes.

4.    CAPITAL STOCK

      The bylaws of the Company provide for common stock, preference stock and preferred stock. The common stock has a par value of $1 and receives quarterly dividends of excess working capital as determined by the Board of Directors.

      The preference stock is nonvoting, has a par value of $.01 per share and receives quarterly dividends based on the respective shareholder's contribution to net transportation revenue. The preference dividends have preference over common stock dividends.

      Preferred stock ($.01 par value, 250,000 shares) is authorized but no shares have been issued.

5.    LONG-TERM DEBT

      Long-term debt is comprised of a 9.95% senior secured note due March 15, 1999, payable by Oasis Pipe Line Finance Company (see Note 2). The senior secured note is to be repaid from and secured solely by the minimum transportation revenues from the owners or their affiliates who are obligated under transportation contracts to pay monthly minimum charges to Oasis of approximately $1.4 million through March 31, 1999, subject to annual modification. The fair value of the Company's long-term debt, based on current rates available for similar debt, was estimated to be $11,680,000 at December 31, 1995.

      The annual maturity requirements applicable to long-term debt outstanding at December 31, 1995 are $3.2 million, $3.5 million, $3.9 million and $1.0 million for 1996 through 1999, respectively.

6.    CONTINGENCIES

      The Company is subject to extensive federal, state and local environmental laws and regulations which generally require expenditures for remediation at operating facilities and waste disposal sites as well as expenditures in connection with the construction of new facilities. Management believes that, after consideration of the reserve of $2,273,000, the resolution of environmental contingencies will not have a material impact on Oasis' financial position or results of operations.

                                    ******

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION AQUILA GAS PIPELINE CORPORATION
           (UNAUDITED)


           Introduction
           Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996 Unaudited Pro Forma Combined Statements of Income for the nine months ended September 30, 1996 and the year ended December
              31, 1995
           Notes to Unaudited Pro Forma Combined Financial Statements

        UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY

                                  INTRODUCTION


            The Unaudited Pro Forma Combined Financial Statements of Aquila Gas Pipeline Corporation (the Company) have been prepared to give effect to the 15% and 25%, respectively, acquisitions of the capital stock of Oasis Pipe Line Company (Oasis) and related transportation rights on July 1, 1996 and November 1, 1996, respectively (in each case subject to certain adjustments) ("Oasis Acquisition"). The Unaudited Pro Forma Combined Financial Statements of the Company are not necessarily indicative of the financial results for the periods presented had the Oasis Acquisition taken place on January 1, 1995. In addition, future results may vary significantly from the results reflected in the accompanying Unaudited Pro Forma Combined Financial Statements because of normal production declines, changes in product prices, availability of product, changes in market conditions of the markets in which the Company operates and future acquisitions, among other factors. This information should be read in conjunction with the consolidated financial statements of the Company (and the related notes) included in the Annual Report on Form 10-K for the year ended December 31, 1995, the condensed consolidated financial statements of the Company (and the related notes) included in the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 1996, the information included in the Company's Current Report on Form 8-K dated November 15, 1996 (November 1, 1996) and the consolidated financial statements of Oasis (and related notes) included herewith.

          The acquired transportation rights will be utilized by the Company to conduct additional natural gas marketing activities not otherwise available to the Company (hereinafter referred to as "Oasis Marketing"). The Unaudited Pro Forma Combined Statements of Income do not reflect any Oasis Marketing activity related to the Oasis Acquisition, except for the three months of Oasis Marketing activity included in the Unaudited Combined Statement of Income for the nine months ended September 30, 1996 related to the 15% Oasis Acquisition on July 1, 1996.

                        AQUILA GAS PIPELINE CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                 (in thousands)


                                                       ASSETS

                                                                                The          Pro Forma     Pro Forma
                                                                              Company       Adjustments    Combined
                                                                              -------       -----------    --------
CURRENT ASSETS:
 Cash and cash equivalents ................................................   $  28,457      (14,868)(a)   $  13,589
 Accounts receivable ......................................................      81,543                       81,543
 Inventories and exchanges ................................................       4,245                        4,245
 Materials and supplies ...................................................       5,328                        5,328
                                                                              ---------                    ---------
   Total current assets ...................................................     119,573                      104,705
                                                                              ---------                    ---------

INVESTMENT IN AFFILIATE ...................................................      39,240       71,718 (a)     110,958
                                                                              ---------                    ---------

PIPELINE, PROPERTY, PLANT AND EQUIPMENT, at cost:
 Natural gas pipelines ....................................................     419,464                      419,464
 Plants and processing equipment ..........................................      67,746                       67,746
                                                                              ---------                    ---------
                                                                                487,210                      487,210
 Less - Accumulated depreciation ..........................................     (90,294)                    (90,294)
                                                                              ---------                    ---------
                                                                                396,916                      396,916
                                                                              ---------                    ---------

INTANGIBLE ASSETS, net ....................................................      25,467       12,650 (a)      38,117
                                                                              ---------                    ---------
OTHER, net ................................................................       1,177                        1,177
                                                                              ---------                    ---------

TOTAL ASSETS ..............................................................   $ 582,373                    $ 651,873
                                                                              =========                    =========



                                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Current maturities of long-term debt .....................................   $  12,802                    $  12,802
 Accounts payable .........................................................      80,154                       80,154
 Accrued expenses .........................................................      10,067                       10,067
 Accrued interest .........................................................       3,097                        3,097
 Income taxes payable to UtiliCorp United Inc. ............................       2,408                        2,408
 Intercompany payable due to Aquila Energy Corporation ....................       7,232                        7,232
                                                                              ---------                    ---------
   Total current liabilities ..............................................     115,760                      115,760
                                                                              ---------                    ---------
LONG-TERM DEBT ............................................................     209,578       69,500 (a)     279,078
                                                                              ---------                    ---------
DEFERRED INCOME TAXES .....................................................      66,072                       66,072
                                                                              ---------                    ---------
OTHER LONG-TERM LIABILITIES ...............................................         557                          557
                                                                              ---------                    ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Preferred stock ..........................................................        --                             --
 Common stock .............................................................         294                          294
 Additional paid-in capital ...............................................      90,297                       90,297
 Retained earnings ........................................................      99,815                       99,815
                                                                              ---------                    ---------
   Total stockholders' equity .............................................     190,406                      190,406
                                                                              ---------                    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................   $ 582,373                    $ 651,873
                                                                              =========                    =========



See accompanying notes to unaudited pro forma combined financial statements.

                        AQUILA GAS PIPELINE CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                (in thousands, except share and per share data)




                                                    The            Pro Forma        Pro Forma
                                                  Company         Adjustments       Combined
                                                  -------         -----------       --------
OPERATING REVENUES ..........................   $    534,587                      $    534,587
                                                ------------                      ------------

COSTS AND EXPENSES:
 Cost of sales ..............................        437,620                           437,620
 Operating ..................................         17,416                            17,416
 General and administrative .................         13,889                            13,889
 Depreciation and amortization ..............         17,532        608 (c)             18,140
                                                ------------                      ------------

  Total costs and expenses ..................        486,457                           487,065
                                                ------------                      ------------

INCOME FROM OPERATIONS ......................         48,130                            47,522

INTEREST AND DEBT EXPENSES, net .............         11,287      5,675 (d)             16,962

EQUITY IN LOSS (INCOME) OF AFFILIATE ........             35     (1,257)(b)             (1,222)
                                                ------------                      ------------

INCOME BEFORE INCOME TAXES ..................         36,808                            31,782

PROVISION IN LIEU OF INCOME TAX EXPENSE .....         13,974     (2,264)(e)             11,710
                                                ------------                      ------------

NET INCOME ..................................   $     22,834                      $     20,072
                                                ============                      ============

EARNINGS PER SHARE ..........................   $        .78                      $        .68
                                                ============                      ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ..     29,400,000                        29,400,000
                                                ============                      ============




 See accompanying notes to unaudited pro forma combined financial statements.

                        AQUILA GAS PIPELINE CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                (in thousands, except share and per share data)




                                                 The          Pro Forma         Pro Forma
                                               Company       Adjustments        Combined
                                               -------       -----------        --------
OPERATING REVENUES ......................... $    485,828                      $    485,828
                                             ------------                      ------------

COSTS AND EXPENSES:
 Cost of sales .............................      387,127                           387,127
 Operating .................................       21,993                            21,993
 General and administrative ................       15,602                            15,602
 Depreciation and amortization .............       21,178        934 (c)             22,112
 Provision for asset impairments ...........       13,163                            13,163
                                             ------------                      ------------

  Total costs and expenses .................      459,063                           459,997
                                             ------------                      ------------

INCOME FROM OPERATIONS .....................       26,765                            25,831

INTEREST AND DEBT EXPENSES, net ............       12,168      8,609 (d)             20,777

EQUITY IN INCOME OF AFFILIATE ..............         --         (320)(b)              (320)
                                             ------------                      ------------

INCOME BEFORE INCOME TAXES .................       14,597                             5,374

PROVISION IN LIEU OF INCOME TAX EXPENSE ....        5,532     (3,530)(e)              2,002
                                             ------------                      ------------

NET INCOME ................................. $      9,065                      $      3,372
                                             ============                      ============

EARNINGS PER SHARE ......................... $        .31                      $        .11
                                             ============                      ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING .   29,400,000                        29,400,000
                                             ============                      ============








  See accompanying notes to unaudited pro forma combined financial statements

                        AQUILA GAS PIPELINE CORPORATION
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996




NOTE 1.  BASIS OF PRESENTATION

      The accompanying unaudited pro forma combined financial information of Aquila Gas Pipeline Corporation (the Company) is presented to reflect the 15% and 25%, respectively, acquisitions of the capital stock of Oasis Pipe Line Company (Oasis) and related transportation rights on July 1, 1996 and November 1, 1996, respectively (Oasis Acquisition). The unaudited pro forma combined balance sheet is presented as if the 25% Oasis Acquisition occurred at the balance sheet date and the unaudited pro forma combined statements of income are presented as if the Oasis Acquisition occurred on January 1, 1995.

      The Company column represents the consolidated balance sheet of Aquila Gas Pipeline Corporation as of September 30, 1996 and the consolidated statements of income of Aquila Gas Pipeline Corporation for the nine months ended September 30, 1996 and the year ended December 31, 1995. The unaudited pro forma combined statement of income for the nine months ended September 30, 1996 reflects the results of operations related to the 15% Oasis Acquisition since July 1, 1996.

      The acquired transportation rights will be utilized by the Company to conduct additional natural gas marketing activities not otherwise available to the Company (hereinafter referred to as "Oasis Marketing"). The Unaudited Pro Forma Combined Statements of Income do not reflect any Oasis Marketing activity related to the Oasis Acquisition, except for the three months of Oasis Marketing activity included in the Unaudited Combined Statement of Income of the nine months ended September 30, 1996 related to the 15% Oasis Acquisition on July 1, 1996.

NOTE 2.  PRO FORMA ADJUSTMENTS

       (a) To record the purchase of the 25% Oasis Acquisition. The 15% Oasis Acquisition is reflected in the consolidated balance sheet of the Company as of September 30, 1996.

       (b) To record the equity in income of Oasis and the amortization of the cost over the underlying net assets of Oasis. The cost over the underlying net assets will be amortized over approximately 35 years based on the underlying assets depreciable lives.

       (c) To record the amortization of the purchase price allocated to the related transportation rights acquired in the Oasis Acquisition. The transportation rights will be amortized over approximately 22 years.

       (d) To adjust interest expense resulting from the additional borrowings incurred to fund the Oasis Acquisition. The borrowings were made under the Company's existing credit facilities.

       (e)  To adjust income tax expense.

NOTE 3.  INCOME TAXES

      The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes have been provided on all significant differences between the book and tax basis of the assets.

NOTE 4.  OPTION ARRANGEMENT

       In connection with the November 1, 1996 acquisition of 25% of the capital stock of Oasis, the Company entered into certain option arrangements with El Paso Natural Gas Company and a subsidiary of Tenneco Energy (Tenneco). The option arrangements provide that, under certain circumstances, the Company may be required to sell to a wholly-owned subsidiary of Tenneco one-fifth of the Oasis capital stock acquired by the Company on November 1, 1996 (or 5% of all Oasis capital stock), including one-fifth of the related transportation rights. If the option is exercised, the closing of the sale to the subsidiary of Tenneco will be on April 1, 1997. The purchase price would be approximately $16,800,000 subject to certain adjustments. The Unaudited Pro Forma Combined Financial Statements gives no effect for potential exercise of the option arrangements.

                                INDEX TO EXHIBIT

                                                                   Sequentially
                                                                     Numbered
      Exhibit                      Description                         Page
      -------                      -----------                         ----
      23                  Consent of Deloitte & Touche LLP